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                                                               EXHIBIT 99



FOR IMMEDIATE RELEASE

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CONTACT:
SatCon Technology Corporation(R)                      PondelWilkinson MS&L
Sean Moran                                            Corporate and Investor Relations
Chief Financial Officer                               Robert Whetstone, Rosemary Moothart
(617) 661-0540                                        (310) 207-9300
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            SATCON RECEIVES $5.8 MILLION FROM BROWN SIMPSON WARRANT EXERCISE


Cambridge, MA -- May 29, 2001 -- SatCon Technology Corporation(R) (Nasdaq:
SATC), a provider of power and energy management products for the digital power marketplace, announced today that Brown Simpson Partners I, Ltd. has exercised a warrant to purchase 675,000 shares of SatCon's common stock. The aggregate gross proceeds to SatCon as a result of the warrant exercise were approximately $5.8 million. In connection with the warrant exercise, Brown Simpson received a new warrant to purchase 438,750 shares of SatCon's common stock at an exercise price of $16.70 per share. The new warrant has a term of three years.

"The exercise of this warrant provides SatCon with a stronger cash position and allows us to more effectively pursue new business opportunities," said David Eisenhaure, SatCon's President and Chief Executive Officer. "With the current opportunities in the energy markets, we think we are positioned for growth with our proprietary electronics, software and control systems including our UPS and power quality systems and power conversion electronics for alternative energy power sources. These alternative energy initiatives have also received favorable attention in the recently released national energy policy from the current administration."

ABOUT SATCON TECHNOLOGY CORPORATION

SatCon Technology Corporation manufactures and sells power and energy management products for the digital power marketplace including power quality, distributed power generation, telecommunications, silicon wafer manufacturing, factory automation, aircraft, satellites and automotive applications. SatCon has three operating segments: the Electronics Products segment manufactures and sells power conversion products for fuel cell and other power generation systems and standard and custom microelectronic circuits and interconnect products. The Motion Control Products segment manufactures standard and custom high-performance motors and magnetic suspension systems and shaker vibration test equipment, power converters, amplifiers and controllers. The Research and Development segment develops advanced technology in Digital Power electronics, high-efficiency machines and control systems with the strategy of transitioning those technologies into products. For further information, please visit the SatCon Web site at www.satcon.com.

STATEMENTS MADE IN THIS DOCUMENT THAT ARE NOT HISTORICAL FACTS OR WHICH APPLY PROSPECTIVELY ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. AMONG THE IMPORTANT FACTORS THAT COULD CAUSE THE COMPANY'S ACTUAL CIRCUMSTANCES, OR RESULTS, TO DIFFER MATERIALLY FROM THOSE IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE SUCCESSFULLY INTRODUCING AND MANUFACTURING PRODUCTS FOR ALTERNATIVE ENERGY APPLICATIONS, MARKET CONDITIONS, THE COMPANY'S ABILITY TO MANUFACTURE ASSEMBLIES AND CONTROL SOFTWARE IN COMMERCIAL QUANTITIES, DEVELOPMENTS IN THE COMPANY'S BUSINESS AND INDUSTRY, INABILITY TO GAIN CUSTOMER ACCEPTANCE OF THE COMPANY'S POWER CONVERTERS AND DIFFICULTIES IN DEVELOPING TECHNOLOGY ENHANCEMENTS, PARTICULARLY WITHIN THE DISTRIBUTED POWER GENERATION MARKETPLACE. ADDITIONAL INFORMATION CONCERNING FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS IS CONTAINED FROM TIME TO TIME IN THE COMPANY'S FILINGS INCLUDING, BUT NOT LIMITED TO, THE 10-K AND 10-Q. COPIES OF THOSE FILINGS ARE AVAILABLE FROM THE COMPANY AND THE SEC.

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